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                                                                    EX-99.B.5(b)



                                  Schedule C
                            dated February 1, 1996
                                    to the
                         Investment Advisory Agreement
                             dated August 17, 1993
                                    between
                                 Marquis Funds
                                      and
                First National Bank of Commerce in New Orleans



Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                                  Fee
---------                                  ---

Growth Equity Fund                         .74%